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                                                                    Exhibit 23.3


                          Independent Auditors' Consent

The Board of Directors,
Huffy Corporation:

We consent to the incorporation by reference in the Registration Statements, and the Prospectuses constituting part thereof, of (i) the Form S-4 Registration Statement (No. 333-92030) pertaining to the acquisition of Gen-X Sports Inc., (ii) the Form S-8 Registration Statement (No. 333-62903) pertaining to the Master Deferred Compensation Plan; (iii) the Form S-8 Registration Statement (No. 333-52095) pertaining to the 1998 Director Stock Option Plan; (iv) the Form S-8 Registration Statement (No. 333-52077) pertaining to the 1998 Key Employee Non-Qualified Stock Plan; (v) the Form S-8 Registration Statement (No. 33-25487) pertaining to the 1988 Stock Option Plan and Restricted Share Plan; (vi) the Form S-8 Registration Statement (No. 33-25143) pertaining to the 1987 Director Stock Option Plan; (vii) the Form S-8 Registration Statement (Nos. 33-28811 and 33-42724) pertaining to the 1989 Employee Stock Purchase Plan; and (viii) the Form S-8 Registration Statement (No. 33-44571) pertaining to five company savings plans of our report dated November 18, 2002, relating to the consolidated balance sheets of Huffy Corporation and subsidiaries as of September 30, 2002, December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows, for the nine-month period ended September 30, 2002, and for each of the years in the two-year period ended December 31, 2001, which report appears in the Company's Current Report on Form 8-K/A.



Cincinnati, OH                                 /s/ KPMG, LLP
December 2, 2002                               KPMG, LLP